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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CH2M HILL Companies, Ltd.:

        We consent to the use of our reports dated February 23, 2007, with respect to the consolidated balance sheets of CH2M HILL Companies, Ltd. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report on the consolidated financial statements of CH2M HILL Companies, Ltd. refers to the Company's adoption of FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities, on January 1, 2005 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006.

/s/ KPMG LLP

Denver, Colorado
December 14, 2007

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Consent of Independent Registered Public Accounting Firm